Exhibit 21.1

Subsidiaries

US Subsidiaries:	Status

BioPro Corp.	Dormant

BioAegean Corp.	Dormant

Foreign Subsidiaries:

Aim ImmunoTech Europe N.V./S.A. (Belgium)